    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2002


                                            REGISTRATION STATEMENT NO. 333-91530
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                                 NS GROUP, INC.
             (and certain subsidiaries named in footnote (*) below)
             (Exact name of registrant as specified in its charter)

            KENTUCKY                  530 WEST NINTH STREET                  61-0985936
                                     NEWPORT, KENTUCKY 41071
                                          (859) 292-6809
(State or other jurisdiction of                                     (IRS Employer Identification
 incorporation or organization)                                                 No.)

    (Address, including zip code, and telephone number including area code, of registrant's principal executive office)
                             ---------------------

              THOMAS J. DEPENBROCK                       COPIES OF ALL COMMUNICATIONS TO:
      VICE PRESIDENT, SECRETARY, TREASURER                  WILLIAM F. SEABAUGH, ESQ.
          AND CHIEF FINANCIAL OFFICER                        ROBERT J. ENDICOTT, ESQ.
                 NS GROUP, INC.                                   BRYAN CAVE LLP
             530 WEST NINTH STREET                        211 NORTH BROADWAY, SUITE 3600
            NEWPORT, KENTUCKY 41071                         ST. LOUIS, MISSOURI 63102
                 (859) 292-6809                                   (314) 259-2000
           FACSIMILE: (859) 292-0593                        FACSIMILE: (314) 259-2020
    (Name, address, including zip code, and
    telephone number, including area code, of
                agent for service)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


* The following subsidiaries of NS Group are co-registrants for the purpose of providing guarantees, if any, of payments on debt securities registered hereunder and are incorporated in the states and have the I.R.S. Employer Identification Numbers indicated: Newport Steel Corporation, a Kentucky corporation (61-1116686) and Koppel Steel Corporation, a Pennsylvania corporation (25-1635833).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED AUGUST 27, 2002


                                   PROSPECTUS

                                  $100,000,000

                              [NS GROUP INC. LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                                    WARRANTS

                             ---------------------

     By this prospectus, we may offer and sell from time to time up to $100,000,000 of debt securities, preferred stock, common stock and warrants. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by one or more of our subsidiaries named in this prospectus, on terms to be determined at the time of the offering.

     We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a supplement to this prospectus.

     Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "NSS." Each prospectus supplement offering any other securities will state whether those securities are listed or will be listed on any national securities exchange.

     We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, please see "Plan of Distribution" in this prospectus.

     YOU SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND UNDER THE SAME HEADING IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN OUR SECURITIES.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this prospectus is           , 2002.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $100,000,000.

     In this prospectus, unless the context suggests otherwise, "we," "us," "our," and "NS Group" refer to NS Group, Inc. and its wholly owned subsidiaries:
Newport Steel Corporation (Newport or Welded), Koppel Steel Corporation (Koppel or Seamless), Erlanger Tubular Corporation (Erlanger), and Northern Kentucky Management, Inc.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.


     We have not authorized anyone to provide you with different information from that contained in this prospectus and any prospectus supplement, including the information incorporated herein by reference. Any information from any other person may be inaccurate.


                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Where You Can Find More Information.........................     2
Incorporation of Certain Documents by Reference.............     3
NS Group, Inc. .............................................     4
Risk Factors................................................     5
Cautionary Statement Regarding Forward-Looking Statements...    11
Use of Proceeds.............................................    11
Ratios of Earnings to Fixed Charges and Ratios of Earnings
  to Combined Fixed Charges and Preference Dividends........    12
Description of Debt Securities..............................    13
Description of Capital Stock................................    18
Description of Warrants and Warrant Units...................    23
Plan of Distribution........................................    24
Legal Matters...............................................    25
Experts.....................................................    25

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol "NSS," those materials can also be inspected and copied at the offices of the Exchange. Here are ways you can reach and obtain copies of this information:

WHAT IS AVAILABLE                               WHERE TO GET IT
  Paper copies of information                   SEC's Public Reference Room
                                                Judiciary Plaza Building
                                                450 Fifth Street, N.W., Room 1024
                                                Washington, D.C. 20549

                                                The New York Stock Exchange
                                                20 Broad Street
                                                New York, New York 10005
  On-line information, free of charge           SEC's Internet website at http://www.sec.gov
  Information about the SEC's Public            Call the SEC at 1-800-SEC-0330
  Reference Rooms

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can get a copy of the registration statement from the sources listed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 1-9838). These documents contain important information about us.

     - Our Annual Report on Form 10-K for the year ended December 31, 2001.

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

     - Our Current Report on Form 8-K dated May 14, 2002 (filed May 21, 2002).

     - The description of our capital stock contained in our registration statement on Form 8-A, dated November 17, 1988, and which incorporates by reference the description contained in NS Group's prospectus dated March 4, 1988.

     - The description of our preferred stock purchase rights contained in our registration statement on Form 8-A dated November 5, 1998.

     Except as described in the following sentence, we incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date we first filed the registration statement to which this prospectus relates and the termination of the offering of the securities. These documents may include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than information furnished pursuant to Item 9 of Form 8-K), as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

     You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its website (http://www.sec.gov). You can also obtain these documents from us (without charge) by requesting them in writing or by telephone at the following address:

                                 NS Group, Inc.
                             530 West Ninth Street
                            Newport, Kentucky 41071
                              Attention: Secretary
                                 (859) 292-6809

                                 NS GROUP, INC.

     We are a leading producer of welded and seamless tubular steel products serving the energy industry. Our tubular products are used primarily in natural gas and oil drilling and production operations. Our tubular products also include line pipe, which is used in the transmission of natural gas, oil and other fluids.

     Through June 30, 2001, we conducted our business within two reportable business segments: the Energy Products segment and the Industrial Products segment.

     Our Energy Products segment includes tubular steel products that are used in the energy industry. These products include welded and seamless tubular goods, primarily used in oil and natural gas drilling and production operations. These products are referred to as oil country tubular goods, or OCTG. We also produce welded and seamless line pipe products, which are used in the transmission of oil and natural gas, as well as a limited amount of other tubular products.

     Our Industrial Products segment included special bar quality products, which we refer to as "SBQ," used in a variety of industrial applications. We exited this business in June 2001.

     We manufacture our welded oil country tubular goods and line pipe products at our facility located in Wilder, Kentucky, which we refer to as our welded tubular facility or operations. We manufacture our seamless oil country tubular goods and line pipe products at our facility in Ambridge, Pennsylvania, which we refer to as our seamless tubular facility or operations. We have processing and finishing facilities located at the Port of Catoosa, Oklahoma; Ambridge, Pennsylvania; Koppel, Pennsylvania; and Baytown, Texas.

     During the quarter ended March 31, 2001, we implemented restructuring initiatives involving certain operations of our businesses. One initiative was to purchase hot-rolled coils rather than manufacture them at our welded tubular operations. As a result, we closed the melt shop and hot strip mill operations in Wilder, Kentucky effective March 31, 2001. In addition, we decided to cease the manufacturing of special bar quality products which were being manufactured at our Koppel Pennsylvania facility. Accordingly, in the March 2001 quarter, we recorded total restructuring charges of $56.2 million that included $43.4 million of non-cash charges resulting primarily from the write-down of fixed assets.

     Our fiscal years prior to October 1, 2000 ended on the last Saturday in September. Effective November 20, 2000, we changed our fiscal year-end to a calendar year ending on December 31.

     We are a Kentucky corporation. Our principal executive offices are at 530 West Ninth Street, Newport, Kentucky 41071, and our telephone number is (859) 292-6809. Our website address is www.nsgrouponline.com. Information on our website is not part of this prospectus.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that they are subject to various risks. We have described below all of the risks that we consider material. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, and you may lose all or part of your investment.

IF FLUCTUATIONS IN NATURAL GAS AND OIL PRICES CAUSE THE NUMBER OF NATURAL GAS AND OIL WELLS BEING DRILLED WORLDWIDE TO DECREASE, DEMAND FOR OUR PRODUCTS COULD ALSO DECREASE, WHICH WOULD CAUSE OUR EARNINGS TO BE REDUCED.

     Our energy products, which consist primarily of oil country tubular goods, or OCTG, constitute substantially all of our sales. Demand for our products depends primarily upon the worldwide number of natural gas and oil wells being drilled, completed and re-worked and the depth and drilling conditions of these wells. The level of these activities is primarily dependent on current and anticipated natural gas and oil prices, which are volatile. Many factors, such as the supply and demand for natural gas and oil, general economic conditions, political instability or armed conflict in worldwide natural gas and oil producing regions and global weather patterns affect these prices.

HIGH LEVELS OF IMPORTS OF OCTG AND LINE PIPE PRODUCTS INTO THE UNITED STATES WOULD REDUCE THE DEMAND FOR OUR PRODUCTS AND COULD CAUSE US TO LOWER PRICES FOR OUR PRODUCTS, BOTH OF WHICH WOULD DECREASE OUR EARNINGS.

     High levels of imports of OCTG and line pipe products reduce the volume sold by domestic producers and tend to suppress selling prices, both of which would result in decreased earnings for our business. We believe that import levels are affected by, among other things:

     - overall world demand for oil country tubular goods and line pipe products;

     - the trade practices of and government subsidies to foreign producers; and

     - the presence or absence of antidumping and countervailing duty orders.

     Antidumping and countervailing duty orders could be modified or revoked. These orders, which impose special duties designed to offset unfair pricing and foreign government subsidization, are subject to annual administrative reviews that may be requested by various foreign and domestic parties and may be revoked as a result of periodic "sunset reviews." An individual exporter may also obtain revocation applicable only to itself under certain circumstances.

     On May 10, 2002, the United States government voted to end an antidumping case covering oil country tubular goods from Austria, Brazil, China, France, Germany, India, Indonesia, Romania, South Africa, Spain, Turkey, Ukraine and Venezuela. As a result, there will not be any additional import relief for oil country tubular goods, and the recent high import rates into the United States could continue to decrease our oil country tubular goods shipment levels and prices.

     We cannot predict the U.S. government's future actions regarding duties, tariffs or any other trade restrictions on imports of OCTG and line pipe products.

IF INDUSTRY-WIDE OCTG INVENTORY LEVELS ARE HIGH, CUSTOMERS MAY DRAW FROM INVENTORY RATHER THAN PURCHASE NEW PRODUCTS, WHICH WOULD REDUCE OUR SALES AND EARNINGS.


     Above-normal industry inventory levels and upward fluctuations in months of supply of inventory, which defines the level of inventory in terms of current market demand, have had in prior periods, and may continue to have, an adverse impact on our earnings. High industry-wide inventory levels of OCTG products reduce the demand for production of OCTG products when customers can draw from inventory rather than purchase new products. This reduction in demand could result in a corresponding reduction in prices and sales, both of which contribute to a decrease in earnings. Industry-wide inventory levels of OCTG products can change significantly from period to period.

IF THE COST OF STEEL COIL AND SCRAP RISES, WE MAY NOT BE ABLE TO OFFSET OUR INCREASED COSTS WITH PRICE INCREASES, WHICH WOULD REDUCE OUR GROSS MARGIN.

     The price and availability of steel coils and scrap that we use in our manufacturing processes are highly competitive and volatile. Purchased steel, in the form of hot-rolled coils and steel scrap, represents the largest portion of our cost of goods sold. Various factors, most of which are beyond our control, affect the price of steel coils and scrap. These factors include:

     - supply and demand factors;

     - freight costs and transportation availability;

     - inventory levels of brokers and distributors;

     - the level of imports; and

     - general economic conditions.

     In March 2002, the United States government imposed tariffs on the import of hot-rolled coil from various countries for a three year period. These tariffs have caused a decline in import levels and an increase in the cost of domestic hot-rolled coils.


     We may attempt to increase the price of our finished products in response to future increases in steel coil and scrap costs. However, increases in the prices of our products may not fully compensate for such purchased steel coil and scrap price increases and generally lag several months behind increases in purchased steel coil and scrap prices. As a result, we may be unable to fully recover future increases in purchased steel prices, and our earnings may be reduced. Furthermore, we compete against manufacturers that may be able to purchase or produce their steel requirements at costs lower than ours, which may limit our ability to compete on the basis of price.



WE DEPEND ON A FEW SUPPLIERS FOR A SIGNIFICANT PORTION OF OUR STEEL. A LOSS OF ONE OR MORE OF THESE SUPPLIERS COULD IMPAIR OUR ABILITY TO MANUFACTURE OUR PRODUCTS OR CAUSE US TO BUY OUR STEEL ON LESS ADVANTAGEOUS TERMS, BOTH OF WHICH MAY RESULT IN THE LOSS OF SALES OR REDUCE OUR GROSS MARGINS.



     A loss of any of our major suppliers or interruption of production at one or more of our major suppliers could require us to purchase steel from alternative suppliers on less advantageous terms. Moreover, we may be unable to secure alternative sources. At our Welded operations, we depend on three suppliers for all of our steel coils with one supplier accounting for the majority of our purchases.


ENERGY SHORTAGES COULD RESULT IN PRODUCTION STOPPAGES WHICH COULD REDUCE OUR SALES AND EARNINGS.


     Prolonged black-outs or brown-outs could substantially disrupt our production, which would result in delays in shipments or loss of sales, either of which would reduce our operating profits. For example, our melt shop operation at Koppel consumes large amounts of electricity, and the successful operation of our production facilities depends on an uninterrupted power supply. We currently have a contract to purchase electricity from a utility company located near our Koppel facility which provides for unlimited power demand and discounted rates in return for the utility's right to periodically curtail service during periods of peak demand. We do not maintain power supply contracts with alternative power suppliers.



IF WE LOSE ONE OR MORE SIGNIFICANT DISTRIBUTORS, WE MAY NOT BE ABLE TO REPLACE THE SALES FROM THOSE RELATIONSHIPS, WHICH COULD REDUCE OUR SALES AND GROSS MARGINS.



     The loss of any significant distributor could result in a decline in our sales and earnings. In 2001, one of our distributors, Bourland & Leverich, accounted for approximately 16% and four other distributors accounted for an additional 34% of our Energy segment sales. Our distributors are not bound to us by exclusive distribution contracts and may offer products and services that compete with our products and services.


INCREASED COSTS AS A RESULT OF WORK STOPPAGES AND OTHER LABOR PROBLEMS WOULD DECREASE OUR GROSS MARGINS.


     Failure to renew any of our collective bargaining agreements could impair our ability to manufacture our products and result in increased costs and/or decreased sales and earnings. These collective bargaining agreements may not be renewed upon expiration, and new collective bargaining agreements may not be established on terms acceptable to us. As of March 31, 2002, we had approximately 1,200 employees, including approximately 1,000 hourly employees. Substantially all of our hourly employees are represented by the United Steelworkers of America. The collective bargaining agreements covering employees at our Koppel, Erlanger and Newport facilities expire in September 2002, May 2003 and April 2005, respectively. These agreements generally cover wages, health care benefits, retirement plans, seniority, job classes and work rules.

THE USE OF OUR PRODUCTS BY OUR CUSTOMERS INVOLVES RISKS THAT EXPOSE US TO POTENTIAL PRODUCT LIABILITY LOSSES FOR INJURIES AND DAMAGE RESULTING FROM THE USE OF OUR PRODUCTS.

     The drilling for, and transmission of, natural gas and oil involves a variety of risks, including well failures, line pipe leaks and fires. As a result, losses, including loss of life, personal injury, property damage, pollution, and loss of production or suspension of operations, may result or be alleged to result from defects in our products, subjecting us to claims for damages. We maintain insurance coverage against potential product liability claims in amounts we believe to be adequate. However, we may incur product liability losses in excess of our insurance coverage, incur other uninsured costs, or we may not be able to maintain insurance coverage at adequate levels or acceptable costs in the future.

IF WE LACK FUNDING TO MAKE ONGOING CAPITAL INVESTMENTS IN OUR BUSINESS, WE MAY BE UNABLE TO CONTINUE DEVELOPMENT OF OUR BUSINESS OR COMPETE EFFECTIVELY.

     We may not have sufficient internally generated cash or acceptable external financing to make necessary capital expenditures in the future. If funding is insufficient, we may be unable to continue the development of or enhance our products or services, take advantage of business opportunities or respond to competitive pressures. We operate in an industry that requires substantial capital investment. In order to remain competitive, we must maintain our facilities, comply with environmental and other legal requirements, and periodically upgrade for technological improvements. We believe our foreign and domestic competitors will continue to invest heavily in their facilities in order to achieve increased production efficiencies and improve product quality.

SOME OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER ASSETS, GREATER ACCESS TO FINANCIAL RESOURCES AND LARGER SALES ORGANIZATIONS THAN WE DO, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES.

     We may not be able to compete successfully in the future. Our ability to compete depends on high product performance, short lead-time and timely delivery, competitive pricing and superior customer service and support. We operate in a highly competitive industry, and some of our competitors are larger and have greater financial and marketing resources and business diversification than us. These companies may be better able than us to successfully endure downturns in the energy sector. The oil country tubular products market is commodity-based in nature and, as a result, product pricing is particularly competitive.


COMPLIANCE WITH AND CHANGES IN VARIOUS GOVERNMENTAL REGULATIONS AND ENVIRONMENTAL RISKS APPLICABLE TO OUR BUSINESS MAY REQUIRE US TO TAKE ACTIONS THAT WILL INCREASE OUR COSTS AND CAPITAL EXPENDITURE REQUIREMENTS.



     New governmental laws and regulations may be enacted that would require us to make significant capital expenditures and result in decreased earnings. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations, may also require us to make significant additional expenditures, which would result in decreased earnings or an increase in capital spending requirements. Our business is subject to numerous federal, state, and local laws and regulations, including regulations with respect to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of waste materials. Although we believe we are in substantial compliance with all applicable laws and regulations, legal requirements are frequently changed and subject to interpretation. Accordingly, the ultimate cost of compliance with these requirements or their effect on our operations could significantly exceed our expectations.


IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS OR OBTAIN EXTERNAL FINANCING TO COVER FIXED CHARGES, WE MAY NOT BE ABLE TO MEET OUR WORKING CAPITAL REQUIREMENTS, PAY THE PRINCIPAL OR INTEREST DUE ON OUR EXISTING INDEBTEDNESS AND ON ANY NOTES OFFERED HEREBY OR PAY DIVIDENDS ON THE COMMON OR PREFERRED STOCK OFFERED HEREBY.

     In each of our last three fiscal years, our earnings have been insufficient to cover our fixed charges. If we are unable to generate sufficient cash from operations to cover our fixed charges and other cash requirements in the future, we will be required to use the remainder of our existing cash balances, utilize our availability under our working capital facility or obtain additional external financing. Further, if we are unable to either comply with covenants relating to coverage ratios or pay the principal and interest due on our outstanding indebtedness as it becomes due, our lenders may declare a default which could result in the entire principal amount of our outstanding indebtedness becoming immediately due and payable. This would result in an even greater requirement for, and greater difficulty in obtaining, additional external financing.

OUR DEBT INSTRUMENTS CONTAIN RESTRICTIVE COVENANTS THAT COULD LIMIT OUR ABILITY TO OPERATE OUR BUSINESS IN THE MOST EFFICIENT MANNER.

     Restrictive covenants in some of our debt instruments may place us at a competitive disadvantage in relation to our competitors and failure to comply with these covenants could require us to repay our borrowings before their due dates. In addition, these restrictions may limit our ability to issue some of the securities being registered pursuant to the registration statement of which this prospectus is a part. Both the indenture under which our 13 1/2% senior secured notes due in July 2003 were issued and our five year, $50 million credit facility, which we entered into in March 2002, contain restrictive covenants. These restrictive covenants, among other things, limit our ability to:

     - incur additional indebtedness;

     - pay dividends or distributions;

     - make investments;

     - create liens;

     - engage in transactions with affiliates;

     - engage in sale and leaseback transactions;

     - dispose of assets;

     - issue or sell stock of our subsidiaries; and

     - engage in mergers, consolidations and transfers of substantially all of our assets.


OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT AUDITOR MAY REDUCE THE TRADING VOLUME OR MARKET PRICES FOR OUR SECURITIES AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.



     On May 14, 2002, we terminated the engagement of Arthur Andersen LLP ("Andersen"), our former independent auditors, and appointed Deloitte & Touche LLP to serve as our independent auditors. On June 15, 2002, Andersen was convicted on a federal obstruction of justice charge. Some investors, including institutional investors, may choose not to invest in or hold securities of a company whose financial statements were audited by Andersen.


     SEC rules require us to present our audited financial statements in various SEC filings, along with Andersen's consent to our inclusion of its audit report in those filings. The SEC recently has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Andersen in certain circumstances. We have been unable to obtain, after reasonable efforts, the written consent of Andersen to our naming it as an expert and as having audited the consolidated financial statements incorporated by reference into this prospectus. Andersen is also unable to provide us with assurance services, such as advice customarily given to underwriters of our securities offerings and other similar market participants. Notwithstanding the SEC's regulatory relief, the inability of Andersen to provide its consent or to provide assurance services to us could negatively affect our ability to, among other things, access the public capital markets. Any delay or inability to access the public markets as a result of this situation could have a material adverse impact on our business. Also, an investor's ability to seek potential recoveries from Andersen related to any claims that an investor may assert as a result of the work performed by Andersen will be limited significantly in the absence of a consent and may be further limited by the diminished amount of assets of Andersen that are or may in the future be available for claims.

OUR FEDERAL TAX NET OPERATING LOSS CARRYFORWARDS COULD BE LIMITED OR LOST, RESULTING IN GREATER INCOME TAX EXPENSE, IF WE, OR THE CONSOLIDATED GROUP WITH WHOM WE FILE TAX RETURNS, EXPERIENCES AN OWNERSHIP CHANGE OF MORE THAN 50 PERCENTAGE POINTS.

     Since our common stock is publicly traded, future trading or other sales of shares of our common stock may result in an ownership change that could limit the availability of our net operating loss carryforwards and thereby increase our future income tax expense. Our ability to use these net operating loss carryforwards to reduce taxable income is dependent upon us not experiencing an ownership change of more than 50 percentage points under rules contained in the United States Internal Revenue Code. We had federal income tax net operating loss carryforwards of approximately $91.0 million at December 31, 2001 that, if not utilized to reduce our taxable income, will expire beginning in 2008.


THERE MAY BE ADDITIONAL CHARGES RELATED TO THE RESTRUCTURING OF OUR OPERATIONS AND RELATED ASSET SALES WHICH WOULD DECREASE OUR EARNINGS.



     In 2001, we recorded restructuring charges, including asset impairment losses, as a result of our decision to discontinue manufacturing steel and hot rolled coils at our welded tubular facility and to exit the special bar quality products business. If we underestimated the costs of this restructuring, primarily the costs to terminate operating contracts and environmental remediation costs, we may be required to record additional restructuring charges, which would decrease our earnings. In addition, if we cannot find a buyer for the machinery and equipment at the appraised values used in estimating the restructuring charges, additional restructuring charges would be required.


A FRAUDULENT CONVEYANCE WOULD IMPAIR YOUR ABILITY TO COLLECT FROM THE SUBSIDIARY GUARANTORS AS A HOLDER OF DEBT SECURITIES SUPPORTED BY SUBSIDIARY GUARANTEES.

     Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors' issuance of the guarantees, if any. If any subsidiary guarantee is issued and to the extent that a court were to find that it was issued with the intent to hinder, delay or defraud any present or future creditor, or the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors over another, or a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and the subsidiary guarantor:

     - was insolvent;

     - was rendered insolvent because of the issuance of the guarantee;

     - was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary guarantor were unreasonably small to carry on its business; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

     Then the court could avoid or subordinate the subsidiary guarantee in favor of the subsidiary guarantor's creditors.

     To the extent a subsidiary guarantee is avoided as a fraudulent conveyance or is held to be unenforceable, holders of any debt securities supported by the guarantee would cease to have any claim against the subsidiary guarantor and would be creditors solely of NS Group and any subsidiary guarantor whose guarantee was not avoided or held to be unenforceable. If that occurred, the claims of the holders of those securities against the issuer of an invalid subsidiary guarantee would be subject to the prior payment of all liabilities of that subsidiary guarantor. After providing for all prior claims, there may not be sufficient assets to satisfy the claims of the holders of debt securities relating to any avoided portion of any of the subsidiary guarantees.

PROVISIONS IN OUR CHARTER DOCUMENTS AND KENTUCKY LAW COULD DELAY OR PREVENT A CHANGE IN CONTROL OF NS GROUP, EVEN IF THAT CHANGE WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

     The existence of some provisions in our corporate documents and Kentucky law could delay or prevent a change in control of NS Group. Our articles of incorporation and bylaws contain provisions that may make acquiring control of NS Group difficult, including:

     - provisions limiting the right to call special meetings of our shareholders;

     - provisions regulating the ability of our shareholders to bring matters for action at annual meetings of our shareholders; and

     - the authorization to issue and set the terms of preferred stock.

     In addition, we have staggered terms for the board of directors. We also have a shareholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in NS Group without advance approval of our board of directors. For a more detailed discussion of these provisions, see "Description of Capital Stock."

VOLATILITY IN THE PRICE OF OUR COMMON STOCK COULD RESULT IN A LOWER TRADING PRICE THAN YOU PAID.

     The market price of our common stock may be adversely affected by factors such as actual or anticipated fluctuations in our operating results, changes in the energy industry or in the economy in general, changes in financial estimates by securities analysts, general market conditions and other factors. Broad market fluctuations may adversely affect the market price of our common stock. Therefore, the market price of our common stock may decline below the levels prevailing at the time of this offering.

THERE IS NO PUBLIC MARKET FOR SOME OF THE SECURITIES OFFERED BY THIS PROSPECTUS WHICH COULD RESULT IN YOUR INABILITY TO SELL THE SECURITIES.

     Except for our common stock, there are no existing trading markets for the securities offered by this prospectus, and trading markets may not develop. Accordingly, holders of these securities may be unable to sell them at acceptable prices or at all.

OUR ABILITY TO PAY PRINCIPAL, INTEREST AND/OR DIVIDENDS ON OFFERED SECURITIES IS LIMITED.

     We are a holding company, with our principal assets consisting of the stock of our subsidiaries. Our ability to pay principal and interest on any debt securities or dividends on any preferred or common stock depends significantly on the ability of our subsidiaries, our principal sources of cash flow, to declare and distribute dividends. Furthermore, we have not paid any dividends on our common stock since 1992, and we do not anticipate paying dividends on our common stock at any time in the foreseeable future. As a result, any positive return on your investment in our common stock will depend upon appreciation in the market price of the common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This document contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which represent our expectations or beliefs about future events and financial performance. You can identify these statements by forward-looking words such as "expect," "believe," "anticipate," "goal," "plan," "intend," "estimate," "may," "will," or similar words. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions, including:

     - world-wide and domestic supplies of and demand for natural gas and oil;

     - fluctuations in industry-wide inventory levels;

     - oil and gas price volatility;

     - domestic and foreign competitive pressures;

     - the level of imports and the presence or absence of governmentally imposed trade restrictions;

     - steel coil and steel scrap price volatility;

     - manufacturing efficiencies;

     - costs of compliance with environmental regulations;

     - asserted and unasserted claims;

     - general economic conditions; and

     - other risks and uncertainties described in this document and in our other filings with the SEC.

     In light of these risks, uncertainties and assumptions, these forward-looking events might not occur. In addition, actual results could differ materially from those suggested by the forward-looking statements.

     Accordingly, you should not place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. We may not update these forward-looking statements, even though our situation may change in the future, unless we are obligated under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds, if any, from the sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Subject to applicable limitations in the terms of our debt obligations, general corporate purposes may include, without limitation:

     - repaying or refinancing our indebtedness;

     - making additions to our working capital;

     - capital expenditures;

     - funding future acquisitions; or

     - repurchasing or redeeming our debt or equity securities.

     Funds not required immediately for such purposes may be temporarily invested in short-term marketable securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

           RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS
               TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest and amortized discount and capitalized expenses on all indebtedness plus one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals. We have not paid a preference security dividend for any of the periods presented.

                                                YEAR
                                SIX MONTHS      ENDED      THREE MONTHS
                                  ENDED       DECEMBER        ENDED           FISCAL YEAR ENDED(2)
                                 JUNE 30,        31,       DECEMBER 31,   ----------------------------
                                   2002        2001(1)         2000       2000    1999     1998   1997
                                ----------   -----------   ------------   ----   -------   ----   ----
Ratio of earnings to fixed
  charges(3)..................       --           --             --        --       --     1.43   1.26

---------------

(1) Earnings for the year ended December 31, 2001 include $55.6 million of restructuring charges. Excluding these charges, the deficiency of earnings to cover fixed charges would have been $4.3 million.

(2) Our fiscal years prior to October 1, 2000 ended on the last Saturday in September. Effective November 20, 2000, we changed our fiscal year-end to a calendar year ending on December 31.

(3) NS Group's earnings were insufficient to cover fixed charges by approximately $18.2 million for the six months ended June 30, 2002, $59.9 million for the year ended December 31, 2001, $5.4 million for the three months ended December 31, 2000, $24.6 million for the fiscal year ended 2000 and $55.2 million for the fiscal year ended 1999.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth some general terms and provisions of the debt securities we may offer, but is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For purposes of this section of the prospectus only, any references to "we," "us," "our" and "NS Group" refer only to NS Group, Inc. alone and not to any of its subsidiaries. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

     Any senior debt securities will be issued under a senior indenture to be entered into between us and the trustee named in the senior indenture. Any subordinated debt securities will be issued under a subordinated indenture to be entered into between us and the trustee named in the subordinated indenture. As used in this registration statement, the term "indentures" refers to both the senior indenture and the subordinated indenture. The indenture(s) will be qualified under the Trust Indenture Act of 1939. As used in this registration statement, the term "debt trustee" refers to either the senior trustee or the subordinated trustee, as applicable.

     The following summaries of the material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of some terms. Except as otherwise indicated, the terms of any senior indenture and subordinated indenture, will be identical.

GENERAL

     If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

     - the title of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

     - any limit on the amount of debt securities that may be issued;

     - whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

     - the maturity dates of the debt securities;

     - the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

     - the places where payments with respect to the debt securities shall be payable;

     - our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

     - the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

     - the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities and other related terms and provisions;

     - the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

     - any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

     - any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

     - the terms pursuant to which the debt securities are subject to defeasance;

     - the terms and conditions, if any, pursuant to which the debt securities are secured; and

     - any other terms of the debt securities not inconsistent with the applicable indenture.

     The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

     - is issued at a price lower than the amount payable upon its stated maturity; and

     - provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

     United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

     Under the indentures, we will have the ability, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, without the consent of the holders, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, unless the reopening was restricted when the series was created, in an aggregate principal amount determined by us.

CONVERSION OR EXCHANGE RIGHTS

     The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the prospectus supplement relating thereto. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

     - the successor entity, if any, is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

     - the successor entity assumes our obligations on the debt securities and under the indentures;

     - immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

     - certain other conditions are met.

SUBSIDIARY GUARANTEES

     Certain subsidiaries of NS Group may provide joint and several guarantees of NS Group's payment obligations under a series of debt securities. Any subsidiary of NS Group that guarantees any indebtedness of NS Group will be required to execute a subsidiary guarantee and become a guarantor under the applicable indenture. The obligations of each guarantor under its subsidiary guarantee will be limited to the maximum amount the guarantors are permitted to guarantee under applicable law without creating a "fraudulent conveyance." A description of the terms of any subsidiary guarantee will be contained in the prospectus supplement relating to the debt securities that are being guaranteed.

EVENTS OF DEFAULT UNDER THE INDENTURES

     The following will be events of default under the indentures with respect to any series of debt securities issued:

     - failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable prospectus supplement and the time for payment has not been deferred;

     - failure to pay the principal or premium of the debt securities, if any, when due;

     - failure to deposit any sinking fund payment, when due, which failure continues for 60 days;

     - failure to observe or perform any other covenant contained in the debt securities or the indentures other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable prospectus supplement after we receive notice from the debt trustee or holders of a specified percentage, set forth in the applicable prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

     - particular events of our bankruptcy, insolvency or reorganization.

     The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

     If an event of default with respect to debt securities of any series occurs and is continuing, the debt trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the debt trustee if notice is given by the holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

     - payment of principal, premium, if any, or interest on the debt securities; or

     - those covenants described under the subsection "Modification of Indenture; Waiver" that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

     Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures (as supplemented), if an event of default under an indenture shall occur and be continuing, the debt trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the debt trustee reasonable indemnity. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debt trustee, or exercising any trust or power conferred on the debt trustee, with respect to the debt securities of that series, provided that:

     - it is not in conflict with any law or the applicable indenture;

     - the debt trustee may take any other action deemed proper by it that is not inconsistent with the direction;

     - subject to its duties set forth under the applicable indenture, the debt trustee need not take any action that might involve it in personal liability; and

     - in the case of the debt trustee under the senior indenture, subject to its duties set forth under such indenture, the debt trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

     - the holder has given written notice to the debt trustee of a continuing event of default with respect to that series;

     - the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the debt trustee, and the holders have offered reasonable indemnity to the debt trustee to institute proceedings; and

     - the debt trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

     These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

     We will periodically file statements with the debt trustee regarding our compliance with some of the covenants in the indentures.

MODIFICATION OF INDENTURE; WAIVER

     We and the debt trustee may change an indenture without the consent of any holders with respect to specific matters, including:

     - to fix any ambiguity, defect, or inconsistency in the indenture, provided that such action does not materially adversely affect the interests of any holder of debt securities of any series;

     - to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

     - to evidence and provide for successor trustees;

     - to add, change or eliminate any provision affecting only debt securities not yet issued; and

     - to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939.

     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debt trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

     - extend the fixed maturity of the series of debt securities;

     - change any obligation of ours to pay additional amounts with respect to the debt securities;

     - reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of, any debt securities;

     - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

     - impair the right to enforce any payment on, or with respect to, any debt security;

     - adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

     - in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

     - if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

     - reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

     - modify any of the above provisions.

FORM, EXCHANGE AND TRANSFER

     The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to the series.

     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

     Subject to the terms of the indentures and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If the debt securities of any series are to be redeemed, we will not be required to:

     - issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

     - register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities being redeemed in part.

INFORMATION CONCERNING THE DEBT TRUSTEE

     The debt trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically detailed in the indentures and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debt trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur. The debt trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

     Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the debt trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent or the debt trustee for the payment of the principal of, or any premium or interest on, any debt securities which remains unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

GOVERNING LAW

     Unless otherwise indicated in the applicable prospectus supplement, the indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and to the extent that the Trust Indenture Act of 1939 is applicable.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities which we may issue, nor will it limit us from issuing any other secured or unsecured debt.

                          DESCRIPTION OF CAPITAL STOCK

     NS Group's authorized capital stock consists of 40,000,000 shares of common stock, no par value, and 2,000,000 shares of Class A preferred stock, par value $10.00 per share. We have designated 1,000,000 shares of preferred stock as Series B junior participating preferred stock in connection with our shareholder rights plan, as discussed below. The following statements are brief summaries of certain provisions relating to the capital stock of NS Group. Such summaries do not purport to be complete and are subject to, and qualified in their entirety by reference to, our articles of incorporation and bylaws and the preferred stock purchase rights agreement referred to herein, including the definition therein of certain terms. Copies of each document are filed with the SEC. See "Where You Can Find More Information."

COMMON STOCK

     Subject to the prior rights of any outstanding shares of NS Group's preferred stock or Series B junior participating preferred stock, the holders of our common stock are entitled to receive dividends as and when declared by the board of directors out of funds legally available for dividends, and, in the event of liquidation, dissolution or winding up of NS Group, to share ratably in all assets remaining after payment of liabilities. The holders of the common stock are entitled to vote cumulatively in the election of directors and are entitled to one vote for each share of common stock held of record on all other matters subject to a vote of the shareholders. The holders of common stock have no preemptive rights or conversion rights and are not subject to further calls or assessments by NS Group. There are no redemption or sinking fund provisions applicable to the common stock. All common stock currently issued and outstanding is fully paid and non-assessable.

PREFERRED STOCK

     The board of directors of NS Group is authorized to issue the preferred stock in one or more series. No shares of preferred stock are presently outstanding, and no shares of preferred stock have been designated as a series except for the Series B junior participating preferred stock. The board of directors is authorized, without any further action by the shareholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any additional series of preferred stock, the number of shares constituting any such series, and the designation thereof. The board of directors may, without shareholder approval, issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

     In addition, depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of NS Group, making removal of the management of NS Group difficult, or restricting the payment of dividends and other distributions to the holders of common stock. Except as otherwise contemplated by our shareholder rights plan described below, we presently have no intention to issue any shares of preferred stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common stock and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of NS Group through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive a shareholder of opportunities to sell such shareholder's shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of NS Group pursuant to the operation of the rights plan or otherwise.

CLASSIFIED BOARD OF DIRECTORS

     As permitted by our articles of incorporation, the number of directors of NS Group is currently fixed at nine, divided into three classes, with the terms of office of each class ending in successive years. Directors of NS Group may be removed only for cause by the affirmative vote of the holders of 75% of the shares of NS Group capital stock entitled to vote thereon. A director may be removed by the shareholders only at a meeting called for the purpose of removing him, and the meeting notice must state that one of the purposes of the meeting is removal of the director. Vacancies on NS Group's board of directors may be filled by majority vote of the remaining directors. Directors appointed in this manner will serve until the next election of directors. Directors of NS Group are elected by plurality of the votes of shares of NS Group capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Our bylaws currently permit cumulative voting in the election of directors.

LIMITATION ON CALLING SHAREHOLDER MEETINGS

     Under our articles of incorporation and bylaws, shareholders may call a special meeting of shareholders only if the holders of at least 50% of all the votes entitled to be cast deliver written demand to NS Group.

LIMITATIONS ON PROPOSALS

     In order for a shareholder to bring a proposal before a shareholder meeting, our bylaws require that the shareholder give timely notice to us in advance of the meeting. Ordinarily a shareholder must give notice at least 90 days but not more than 120 days before the meeting, but if we give less than 100 days' notice of the meeting, then the shareholder must give notice within ten days after we mail notice of the meeting or make other public disclosure of the meeting. The shareholder's notice must include a description of the proposal, the reasons for the proposal and other specified matters. Our board may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of the bylaws.

LIMITATIONS ON DIRECTORS' LIABILITY

     Our articles of incorporation provide that no director shall be personally liable to NS Group or its shareholders for monetary damages for breach of his duties as a director; provided however that a director's liability shall not be eliminated or limited for:

     - transactions in which the director's personal financial interest is in conflict with the financial interest of NS Group or its shareholders;

     - acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

     - acts which violate Section 271B.8-330 of the Kentucky Business Corporation Act, which relates to unlawful distributions; or

     - any transaction from which the director derived an improper personal benefit.

     Sections 271B.8-500 to 271B.8-580 of the Kentucky Business Corporation Act provides that, subject to restrictions contained in the statute, a corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. A person, who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified against expenses, including attorneys' fees, reasonably incurred by him in connection therewith. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or if such a quorum cannot be obtained, by a majority vote of a committee of the board, duly designated to so act by a majority of the full board, consisting solely of two or more directors who are not parties to the action; or by special legal counsel selected by the board or a committee thereof; or by the shareholders who are not parties to such action, suit or proceeding. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written affirmation by the director of his good faith belief that he has met the applicable standard of conduct required, a written undertaking by or on behalf of the director to repay such advance if it is ultimately determined that he did not meet the standard of conduct, and a determination that the facts then known to those making the determination would not preclude indemnification under the statute. The indemnification provided by statute shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, which shall inure to the benefit of the heirs, executors and administrators of such a person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if he had served the resulting or surviving corporation in the same capacity.

RIGHTS PLAN

     Under our shareholder rights plan, we authorized the issuance of one preferred stock purchase right for each outstanding share of common stock. The rights agreement between NS Group and Registrar and Transfer

Company, as rights agent, contains the terms of the shareholder rights plan. Since the terms of our shareholder rights plan are more extensive than the general summary information we are providing, you should only rely on the actual provisions of the rights agreement. If you would like to read the rights agreement, it is on file with the SEC or you may request a copy from us.

  Exercisability of Rights

     Under the rights agreement, one right attaches to each outstanding share of our common stock and, when exercisable, entitles the registered holder to purchase from us one one-hundredth (1/100th) of a share of Series B preferred stock at an initial purchase price of $40 per one one-hundredth (1/100th) of a share, subject to customary antidilution adjustments. For a description of the terms of the Series B preferred stock, see "Description of Capital Stock--Series B Preferred Stock" below.

     The rights will not become exercisable until the earlier of:

     - 10 business days following a public announcement that a person or group, other than NS Group and certain related entities, has become the beneficial owner of securities representing 20% or more of the voting power of common stock;

     - 10 business days after we first determine that a person or group, other than NS Group and certain related entities, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock; or

     - 10 business days, or such later date as we may determine, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group, other than NS Group and certain related entities, becoming the beneficial owner of securities representing 20% or more of the common stock (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

     Additionally, at any time a person or a group, other than NS Group and certain related entities, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, and NS Group has registered the securities subject to the rights under the Securities Act of 1933, the flip-in features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group. A summary description of each of these features follows:

  "Flip In" Feature

     In the event a person or group, other than NS Group and certain related entities, becomes the beneficial owner of securities representing 20% or more of the voting power of our common stock, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-hundredth (1/100th) of a share of Series B preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that the initial purchase price of $40 per one one-hundredth (1/100th) of a share of Series B preferred stock is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, can exercise one of his or her rights by paying us $40 in order to receive from us shares of our common stock having a value equal to $80.

  "Exchange" Feature

     At any time after a person or group, other than NS Group and certain related entities, becomes the beneficial owner of securities representing 20% or more, but less than 50%, of the voting power of our common stock, our board of directors may, at its option exchange all or some of the rights held by holders of our common stock, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

  "Flip Over" Feature

     In the event we are acquired in a merger or other business combination transaction or 50% or more of the assets or earning power of us and our subsidiaries, taken as a whole, are sold, each holder of a right, except for a person or group, other than NS Group and certain related entities, that is the beneficial owner of securities representing 20% or more of the voting power of our common stock, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock having a value equal to two times the exercise price of each right.

  Redemption of Rights

     At any time before the earlier to occur of:

     - public disclosure that a person or group, other than NS Group and certain related entities, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock; or

     - our determination that a person or group, other than NS Group and certain related entities, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock; or

     - November 17, 2008,

our board of directors may redeem all the rights at a redemption price of $0.005 per right, subject to adjustment. The right to exercise the rights, as described above under "-- Exercisability of Rights," will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

  Amendment of Rights Agreement

     At any time before a person or group, other than NS Group and certain related entities, has become the beneficial owner of securities representing 20% or more of the voting power of our common stock, we may amend any or all of the terms of the rights and the rights agreement without shareholder consent. However, if at any time after a person or group, other than NS Group and certain related entities, beneficially owns securities representing 20% or more, or such lower percentage as may be amended in the rights agreement, of the voting power of our common stock, our board of directors may not adopt amendments to the rights agreement that adversely affect the interests of holders of the rights.

  Termination of Rights

     If not previously exercised, the rights will expire on November 17, 2008, unless we earlier redeem or exchange the rights or extend the final expiration date.

  Anti-takeover Effects

     The rights have certain anti-takeover effects. Once the rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in certain circumstances. Accordingly, the existence of the rights may deter potential acquirors from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors because we may redeem the rights as described above and because a transaction approved by our board of directors would not cause the rights to become exercisable.

SERIES B PREFERRED STOCK

     In connection with the creation of the rights, as described above, our board has authorized the issuance of 1,000,000 shares of preferred stock as Series B junior participating preferred stock.

     We have designed the dividend, liquidation, voting and redemption features of the Series B preferred stock so that the value of one one-hundredth (1/100th) of a share of Series B preferred stock approximates the value of one share of common stock. Shares of Series B preferred stock may only be purchased after the rights have become exercisable, and each share of the Series B preferred stock:

     - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

     - will have a preferential dividend in an amount equal to the greater of $1.00 and 100 times any dividend declared on each share of common stock;

     - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $100 or 100 times the payment made per share of common stock;

     - will have 100 votes, voting together with our common stock and any other capital stock with general voting rights; and

     - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 100 times the amount and type of consideration received per share of common stock.

     The rights of the Series B preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

                   DESCRIPTION OF WARRANTS AND WARRANT UNITS

     We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as detailed in the prospectus supplement relating to warrants being offered.

     A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. There items will include:

     - the title of the warrants;

     - the aggregate number of the warrants;

     - the price or prices at which the warrants will be issued;

     - the currencies in which the price or prices of the warrants may be payable;

     - the designation, amount, and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

     - the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

     - if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

     - the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

     - the minimum or maximum amount of the warrants that may be exercised at any one time;

     - any terms relating to the modification of the warrants;

     - information with respect to book-entry procedures, if any;

     - a discussion of any material federal income tax considerations; and

     - any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

     Warrants issued for securities other than debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

     The applicable prospectus supplement will describe the specific terms of any warrant units.

     The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described in the heading "Where You Can Find More Information" above.

                              PLAN OF DISTRIBUTION

     We may sell the securities being offered pursuant to this prospectus:

     - directly to purchasers;

     - to or through underwriters;

     - through dealers or agents; or

     - through a combination of methods.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.

     The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations with respect to the auction.

     If underwriters are used in an offering, we will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

     If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

     The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.

     Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.

     Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933 or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with, and perform services for us in the ordinary course of business.

     Each series of securities is expected to be a new issue of securities with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange or eligible for quotation and trading on Nasdaq.

                                 LEGAL MATTERS

     The validity of the securities offered hereby, other than the debt securities, will be passed upon by Thompson Hine LLP, Cincinnati, Ohio. The validity of the debt securities offered hereby will be passed upon by Bryan Cave LLP, St. Louis, Missouri. Bryan Cave LLP is also representing us in connection with some of the aspects of this offering.

                                    EXPERTS

     Arthur Andersen LLP, our former independent auditors, have audited the consolidated financial statements and schedule of NS Group, Inc. as of December 31, 2001 and September 30, 2000, and for the year ended December 31, 2001, the three-month period ended December 31, 2000, and the years ended September 30, 2000 and September 25, 1999, as set forth in their report. We have incorporated by reference our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 in reliance on Arthur Andersen LLP's report. We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements of NS Group, Inc. as of December 31, 2001 and September 30, 2000, and for the year ended December 31, 2001, the three-month period ended December 31, 2000, and the years ended September 30, 2000 and September 25, 1999, and including its audit report in this prospectus. This limits your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading. See "Risk Factors -- Our former use of Arthur Andersen LLP as our independent auditor may reduce the trading volume or market prices for our securities and will limit your ability to seek potential recoveries from them related to their work."


     On May 14, 2002, our board of directors, based on a recommendation of the audit committee, decided to dismiss Arthur Andersen LLP as our independent public accountants and approved the selection of Deloitte & Touche LLP to serve as our independent public accountants for the year ending December 31, 2002.

     Arthur Andersen LLP's reports on our financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audits for the two most recent fiscal years and through the date hereof, there have been no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference thereto in its report on our financial statements for such years. Also, during those years, there have been no "reportable events," as such term is used in Item 304(a)(1)(v) of Regulation S-K.

     During the years ended December 31, 2001 and 2000 and through the date hereof, we did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts except the SEC registration fee are estimated.

SEC registration fee........................................   $  9,200
Accounting fees and expenses................................   $ 50,000
Legal fees and expenses.....................................   $ 90,000
Printing and engraving expenses.............................   $ 70,000
Trustee fees................................................   $ 15,000
Miscellaneous...............................................   $ 50,000
                                                               --------
Total.......................................................   $284,200
                                                               ========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Sections 271B.8-500 to 271B.8-580 of the Kentucky Business Corporation Act provides that, subject to restrictions contained in the statute, a corporation may indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or employee benefit plan. A person, who has been successful on the merits or otherwise in any suit or matter covered by the indemnification statute, shall be indemnified against expenses (including attorneys' fees) reasonably incurred by him in connection therewith. Indemnification is authorized upon a determination that the person to be indemnified has met the applicable standard of conduct required. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or if such a quorum cannot be obtained, by a majority vote of a committee of the board, duly designated to so act by a majority of the full board, consisting solely of two or more directors who are not parties to the action; or by special legal counsel selected by the board or a committee thereof; or by the shareholders who are not parties to such action, suit or proceeding. Expenses incurred in defense may be paid in advance upon receipt by the corporation of a written affirmation by the director of his good faith belief that he has met the applicable standard of conduct required, a written undertaking by or on behalf of the director to repay such advance if it is ultimately determined that he did not meet the standard of conduct, and a determination that the facts then known to those making the determination would not preclude indemnification under the statute. The indemnification provided by statute shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, which shall inure to the benefit of the heirs, executors and administrators of such a person. Insurance may be purchased on behalf of any person entitled to indemnification by the corporation against any liability incurred in an official capacity regardless of whether the person could be indemnified under the statute. References to the corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation and anyone seeking indemnification by virtue of acting in some capacity with a constituent corporation would stand in the same position as if he had served the resulting or surviving corporation in the same capacity.

     NS Group's articles of incorporation provide that no director shall be personally liable to NS Group or its shareholders for monetary damages for breach of his duties as a director; provided however that a director's liability shall not be eliminated or limited for (i) transactions in which the director's personal financial interest is in conflict with the financial interest of NS Group or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) acts which violate Section 271B.8-330 of the Kentucky Business Corporation Act (regarding unlawful distributions); or (iv) any transaction from which the director derived an improper personal benefit.

     NS Group maintains a policy of insurance under which the directors and officers of NS Group are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts, as defined in the policy, in their respective capacities as directors or officers.

ITEM 16.  EXHIBITS

(a) Exhibits


   1.1    Form of Underwriting Agreement (Debt)*
   1.2    Form of Underwriting Agreement (Equity)*
   1.3    Form of Underwriting Agreement (Preferred Shares)*
   1.4    Form of Underwriting Agreement (Warrants)*
   3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to registrant's Form S-1 dated January 17, 1995 (File No.
          33-56637))
   3.2 Articles of Amendment to the Amended and Restated Articles of Incorporation, dated November 4, 1998 (incorporated by reference to Exhibit 3.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001 (File No. 1-9838))
   3.3    Amended and Restated By-Laws of registrant, dated November
          4, 1999 (incorporated by reference to Exhibit 3.2 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended January 1, 2000 (File No. 1-9838))
   4.1    Form of Senior Indenture (including form of Senior Debt
          Security)+
   4.2    Form of Junior Indenture (including form of Subordinated
          Debt Security)+
   4.3 Rights Agreement dated November 17, 1998 between the registrant and Registrar and Transfer Company (incorporated by reference to the registrant's Form 8-K dated November 5, 1998 (File No. 1-9838))
   4.4    Form of Preferred Stock -- any amendment to NS Group's
          Articles of Incorporation authorizing the creation of any series of Preferred Stock representing such shares of Preferred Stock setting forth the rights, preferences and designations thereof will be filed as an exhibit subsequently included or incorporated by reference herein*
   4.5    Form of Warrant Agreement (including form of Warrant Unit
          Agreement)*
   5.1    Opinion of Thompson Hine LLP+
   5.2    Opinion of Bryan Cave LLP+
  12.1    Computation of Ratios of Earnings to Fixed Charges and
          Ratios of Earnings to Combined Fixed Charges and Preference
          Dividends+
  23.1    Consent of Thompson Hine LLP (contained in Exhibit 5.1)+
  23.2    Consent of Bryan Cave LLP (contained in Exhibit 5.2)+
  24.1 Power of Attorney (included in the signature page of this registration statement)+
  25.1    Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of the Senior Trustee, as Trustee under the Senior Indenture**
  25.2    Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of the Subordinated Trustee, as Trustee under the Subordinated Indenture**


---------------

 + Previously filed

 * Indicates document to be filed by amendment or as an exhibit to a report on Form 8-K or Form 10-Q pursuant to Item 601 of Regulation S-K and incorporated herein by reference.

** To be filed separately pursuant to Section 305(b)(2) of the Trust Indenture
   Act of 1939, as amended.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) If the securities registered are to be offered at competitive bidding, the undersigned registrants hereby undertake: (1) to use their respective best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

     (e) The undersigned registrants hereby undertake:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Kentucky, on August 27, 2002.


                                          NS GROUP, INC.

                                          By: /s/ THOMAS J. DEPENBROCK
                                            ------------------------------------
                                              Name: Thomas J. Depenbrock
                                              Title:  Vice President, Secretary,
                                                      Treasurer and Chief
                                                      Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed by the following persons on behalf of the registrant in the capacities indicated and on the dates indicated:


                    SIGNATURES                                      TITLE                      DATE
                    ----------                                      -----                      ----

              /s/ RENE J. ROBICHAUD*                 President, Chief Executive Officer   August 27, 2002
 ------------------------------------------------     and Director (Principal Executive
                Rene J. Robichaud                                 Officer)

             /s/ THOMAS J. DEPENBROCK                    Vice President, Secretary,       August 27, 2002
 ------------------------------------------------       Treasurer and Chief Financial
               Thomas J. Depenbrock                   Officer (Principal Financial and
                                                             Accounting Officer)

             /s/ CLIFFORD R. BORLAND*                Chairman of the Board of Directors   August 27, 2002
 ------------------------------------------------
               Clifford R. Borland

            /s/ PAUL C. BORLAND, JR.*                             Director                August 27, 2002
 ------------------------------------------------
               Paul C. Borland, Jr.

                 /s/ J.C. BURTON*                                 Director                August 27, 2002
 ------------------------------------------------
                   J.C. Burton

              /s/ DAVID A. B. BROWN*                              Director                August 27, 2002
 ------------------------------------------------
                David A. B. Brown

            /s/ PATRICK J.B. DONNELLY*                            Director                August 27, 2002
 ------------------------------------------------
              Patrick J.B. Donnelly

           /s/ GEORGE A. HELLAND, JR.*                            Director                August 27, 2002
 ------------------------------------------------
              George A. Helland, Jr.

                /s/ GARY L. KOTT*                                 Director                August 27, 2002
 ------------------------------------------------
                   Gary L. Kott

               /s/ JOHN F. SCHWARZ*                               Director                August 27, 2002
 ------------------------------------------------
                 John F. Schwarz


 *By:            /s/ THOMAS J. DEPENBROCK
        ------------------------------------------
                   Thomas J. Depenbrock
                     Attorney-in-Fact